Exhibit 10.5

SUBSCRIPTION AGREEMENT

TO: The Directors of Lionheart IV Corp (the “Company”).

We hereby subscribe for seven million one hundred eighty-seven thousand five hundred (7,187,500) shares (the “Shares”) of common stock of the Company. In consideration for the issue of the Shares, we hereby agree and undertake to pay $25,000.00 to the Company.

We agree to take the Shares subject to the Certificate of Incorporation and Bylaws of the Company and we authorize you to enter the following name and address in the stockholder ledger of the Company:

Name: Lionheart Equities, LLC

Address: 4218 NE 2nd Avenue, Miami, FL 33137

LIONHEART EQUITIES, LLC

Signed:	/s/ Ophir Sternberg
Name:	Ophir Sternberg
Title:	Manager
Dated:	January 27, 2021

Accepted:

LIONHEART IV CORP

Signed:	/s/ Ophir Sternberg
Name:	Ophir Sternberg
Title:	Chairman, President and Chief Executive Officer
Dated:	January 27, 2021